    As filed with the Securities and Exchange Commission on August 22, 1997.

                                                      Registration No. 333-28099
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549

                            -----------------------

                               AMENDMENT NO. 1 TO

                                    FORM S-3
                             REGISTRATION STATEMENT

                                     UNDER

                           THE SECURITIES ACT OF 1933

                            -----------------------

                             CAMDEN PROPERTY TRUST
             (Exact name of registrant as specified in its charter)

             TEXAS                                         76-6088377
   (State or other jurisdiction                        (I.R.S. Employer
of incorporation or organization)                     Identification No.)

                       3200 SOUTHWEST FREEWAY, SUITE 1500
                              HOUSTON, TEXAS 77027
                                 (713) 964-3555
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                                ----------------
                                RICHARD J. CAMPO
                      CHAIRMAN AND CHIEF EXECUTIVE OFFICER
                             CAMDEN PROPERTY TRUST
                       3200 SOUTHWEST FREEWAY, SUITE 1500
                              HOUSTON, TEXAS 77027
                                 (713) 964-3555
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                                ----------------
                                   Copies to:

                                Bryan L. Goolsby
                         Liddell, Sapp, Zivley, Hill &
                                 LaBoon, L.L.P.
                          2200 Ross Avenue, Suite 900
                              Dallas, Texas 75201
                                 (214) 220-4800
                              FAX: (214) 220-4899
                                ----------------
         APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after this Registration Statement becomes effective.
         If the only securities being registered on this form are being offered pursuant to divided or interest reinvestment plans, please check the following box. [ ]
         If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [x]
         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
         If delivery of the prospectus is expected to be made pursuant to Rule
434, please check the following box.    [ ]




         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
================================================================================

                             SUBJECT TO COMPLETION

                  PRELIMINARY PROSPECTUS DATED AUGUST 22, 1997


                                 380,800 SHARES

                             CAMDEN PROPERTY TRUST

                      COMMON SHARES OF BENEFICIAL INTEREST

                          (PAR VALUE $0.01 PER SHARE)



         This Prospectus relates to the offer and sale from time to time of up to 380,800 common shares (the "Merger Shares") of beneficial interest, par value $0.01 per share ("Common Shares"), of Camden Property Trust (the "Company") by FWP, L.P., (the "Selling Shareholder") or by pledgees, donees, transferees or other successors in interest thereto. The Merger Shares referred to in this Prospectus are the Common Shares acquired by the Selling Shareholder in exchange for its shares of common stock of Paragon Group, Inc., a Maryland corporation ("Paragon"), pursuant to the Agreement and Plan of Merger dated December 16, 1996 among the Company, Camden Subsidiary, Inc. and Paragon (the "Merger Agreement"). The Selling Shareholder also currently owns 571,278 units of limited partnership interest ("OP Units") in Camden Operating, L.P., a Delaware limited partnership (the "Operating Partnership"), which the Company controls through its ownership of the sole general partner thereof and in which the Company owns a controlling limited partnership interest through another subsidiary. The Common Shares that the Selling Shareholder may acquire upon presentation of the OP Units to the Operating Partnership for redemption, all in accordance with the terms of the Operating Partnership's Third Amended and Restated Agreement of Limited Partnership, have been registered separately. The Company is registering the Merger Shares pursuant to the Company's obligations under the Registration Rights Agreement dated as of April 15, 1997 among the Company, the Operating Partnership and the parties set forth in Exhibit A attached thereto (the "Registration Rights Agreement"), but the registration of the Merger Shares does not necessarily mean that any of the Merger Shares will be offered or sold by the Selling Shareholder hereunder.

         The Common Shares are listed on the New York Stock Exchange (the "NYSE") under the symbol "CPT." To ensure that the Company maintains its qualification as a real estate investment trust (a "REIT") under the Internal Revenue Code of 1986, as amended (the "Code"), ownership by any person is limited to 9.8% of the number of outstanding Common Shares, with certain exceptions. See "Description of Securities to be Registered -- Restrictions on Ownership."


SEE "RISK FACTORS" ON PAGE 5 FOR MATERIAL RISKS RELEVANT TO AN INVESTMENT IN THE COMMON SHARES.


 THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
                  EXCHANGE COMMISSION OR ANY STATE SECURITIES
                               COMMISSION NOR HAS
         THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
            COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
                 PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY
                             IS A CRIMINAL OFFENSE.



         The Selling Shareholder from time to time may offer and sell any Merger Shares directly or through agents or broker-dealers on terms to be determined at the time of sale. To the extent required, the names of any agent or broker-dealer and applicable commissions or discounts and any other required information with respect to any particular offer will be set forth in an accompanying Prospectus Supplement. See "Plan of Distribution." The Selling Shareholder reserves the right to accept or reject, in whole or in part, any proposed purchase of the Merger Shares to be made directly or through agents.

         The Selling Shareholder and any agents or broker-dealers that participate with the Selling Shareholder in the distribution of the Merger Shares may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended (the "Securities Act"), and any commissions received by them and any profit on the resale of the Merger Shares may be deemed to be underwriting commissions or discounts under the Securities Act. See "Registration Rights" for a description of certain indemnification arrangements between the Company and the Selling Shareholder.

         The Company will not receive any proceeds from the sale of the Merger Shares by the Selling Shareholder, but has agreed to bear the expenses of registration of such shares under federal and state securities laws.


                The date of this Prospectus is __________, 1997

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                             AVAILABLE INFORMATION

         The Company has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement on Form S-3 under the Securities Act and the rules and regulations promulgated thereunder with respect to the securities offered pursuant to this Prospectus. This Prospectus, which is part of the Registration Statement, does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto. For further information with respect to the Company and the securities, reference is made to the Registration Statement and such exhibits and schedules. Statements contained in this Prospectus as to the contents of any contract or other document which is filed as an exhibit to the Registration Statement are not necessarily complete, and each such statement is qualified in its entirety by reference to the full text of such contract or document.


         The Company is subject to the information requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith, files reports, proxy and information statements and other information with the Commission. Such reports, proxy and information statements and other information and the Registration Statement and exhibits and schedules thereto filed by the Company with the Commission can be inspected and copied at the Public Reference Section of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the Commission located at 7 World Trade Center, 13th Floor, New York, New York 10048 and at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material can be obtained from the Public Reference Section of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. The Commission also maintains a Web site at (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. Such reports, proxy and information statements and other information also can be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.


                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The following documents filed by the Company with the Commission (File No. 1-12110) are incorporated by reference herein and shall be deemed to be a part hereof:


         (a)     Annual Report on Form 10-K for the year ended December 31,
                 1996;
         (b)     Quarterly Report on Form 10-Q for the quarter ended March 31,
                 1997;
         (c)     Quarterly Report on Form 10-Q for the quarter ended June 30,
                 1997;
         (d) Current Report on Form 8-K dated March 20, 1997, filed with the Commission on March 21, 1997, Current Report on Form 8-K dated April 15, 1997, filed with the Commission on April 30, 1997, as amended by Form 8-K/A filed with the Commission on June 16, 1997 (the "Paragon 8-K"), Current Report on Form 8-K dated May 9, 1997, filed with the Commission on May 21, 1997, Current Report on Form 8-K dated June 30, 1997, filed with the Commission on July 8, 1997, as amended by Form 8-K/A filed with the Commission on July 18, 1997, and Current Report on Form 8-K dated July 21, 1997, filed with the Commission on July 21, 1997; and
         (e) The description of the Common Shares contained in the Company's Registration Statement on Form 8-A (File No. 1-12110).


         All documents subsequently filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of this offering shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of the filing of such documents. Any statement contained in a document incorporated by reference shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed incorporated document or in an accompanying prospectus supplement, if any, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.


         UPON WRITTEN OR ORAL REQUEST OF ANY PERSON TO WHOM A PROSPECTUS IS DELIVERED, INCLUDING ANY BENEFICIAL OWNER, THE COMPANY WILL PROVIDE, WITHOUT CHARGE, A COPY OF THE DOCUMENTS WHICH HAVE BEEN INCORPORATED BY REFERENCE (OTHER THAN EXHIBITS UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE IN ANY SUCH DOCUMENT) IN THIS PROSPECTUS. REQUESTS FOR SUCH DOCUMENTS SHOULD BE DIRECTED TO G. STEVEN DAWSON, SENIOR VICE PRESIDENT - FINANCE AND CHIEF FINANCIAL OFFICER, CAMDEN PROPERTY TRUST, 3200 SOUTHWEST FREEWAY, SUITE 1500, HOUSTON, TEXAS 77027, TELEPHONE NUMBER (713) 964-3555.

                               PROSPECTUS SUMMARY


         The following summary is qualified in its entirety by the more detailed information included elsewhere in this Prospectus or incorporated herein by reference. Unless the context otherwise requires, all references in this Prospectus to the "Company" shall mean Camden Property Trust and its subsidiaries on a consolidated basis (including the Operating Partnership) or, if the context so requires, Camden Property Trust only, and, as the context may require, their predecessors.

         This Prospectus, including incorporated documents, contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. The Company's actual results could differ materially from those set forth in the forward-looking statements. Certain factors, among others, that might cause such a difference are set forth under the caption "Risk Factors" on page 5 of this Prospectus.

                                  THE COMPANY

         General. Camden Property Trust is a fully integrated, self-administered and self-managed REIT formed pursuant to the Texas Real Estate Investment Trust Act, as amended (the "Texas REIT Act"). The Company owns, operates and develops multifamily properties in six states primarily in the Southwest, Southeast and Midwest regions of the United States. The Company is one of the largest publicly-traded REIT owners of multifamily properties (based on the number of apartment units owned) in the United States. As of June 30, 1997, the Company owned, or had interests in, 103 multifamily properties (the "Properties") containing 35,460 units located in 12 metropolitan markets. The Properties include 95 stabilized properties (the "Stabilized Properties"), five newly-constructed multifamily properties containing 1,524 units in the lease-up phase (the "Lease-Up Properties"), and three multifamily properties under development in Houston and Dallas which will, when completed, add 1,110 units to the Company's portfolio (the "Development Properties"). In addition to the Properties, the Company has several additional sites, including land in Denver, which it intends to develop into multifamily apartment communities. Additionally, the Company manages 4,673 apartment units in sixteen properties for third parties and affiliates.

         Paragon Acquisition. Effective on April 15, 1997, the Company acquired Paragon pursuant to the terms and provisions of the Merger Agreement (the "Paragon Acquisition"). The Paragon Acquisition increased the size of the Company's portfolio from 53 to 103 multifamily properties (after combining the operations of seven of the acquired properties with adjacent properties) and from 19,389 to 35,364 apartment units. As a result of the Paragon Acquisition, the Company owns and operates its portfolio in part directly and in part through the Operating Partnership. The Company believes that the Paragon Acquisition provided a unique opportunity for geographic expansion into attractive growth- oriented markets in the Southeast and Midwest.

         Property Ownership Structure. As a result of the Paragon Acquisition, the Company now owns 45.2% of its assets (based on apartment units) through the Operating Partnership, which the Company controls through a wholly-owned subsidiary which serves as the general partner (owning 1% of the Operating Partnership) (the "General Partner") and by the ownership of 79.1% of the OP Units (through another wholly-owned subsidiary).

         Development Activity. Two of the Lease-Up Properties containing 668 units were completed in 1997, for a total investment of $35.4 million. The Company acquired the remaining three Lease-Up Properties, which represent a total investment of $44.2 million in 856 units, in the Paragon Acquisition.
The Lease-Up Properties are expected to stabilize in the third quarter of 1997. The Development Properties are expected to be completed and stabilized by the third quarter of 1998 and represent a total investment of $64.1 million in 1,110 units.

         Distributions. As a result of the Company's improved operating performance, in March 1997 the Company announced a 3.2% increase in its regular quarterly distribution, commencing with the Company's distribution with respect to the first quarter of 1997, from $0.475 per Common Share to $0.49 per Common Share (equivalent to $1.96 per Common Share on an annualized basis). This represents the Company's fourth consecutive annual dividend increase since becoming a public company in 1993.

                                  RISK FACTORS

         An investment in the Merger Shares involves various risks.
Prospective investors should carefully consider the matters discussed under the caption "Risk Factors" prior to any investment in the Company.

                           TAX STATUS OF THE COMPANY

         The Company intends at all times to operate so as to qualify as a REIT under the Code. If and as long as the Company qualifies for taxation as a REIT, the Company generally will not be subject to federal income tax on that portion of its ordinary income and capital gains that is currently distributed to its shareholders. REITs are subject to a number of highly technical and complex organizational and operational requirements. Although the Company believes it has operated, and intends to continue to operate, in such a manner as to qualify as a REIT under the Code, no assurance can be given that the Company has qualified and will at all times so qualify. If the Company fails to qualify as a REIT in any taxable year, the Company will be subject to federal income tax (including any applicable alternative minimum tax) on its taxable income at regular corporate rates. Even if the Company qualifies for taxation as a REIT, the Company may be subject to certain state and local taxes on its income and property and to federal income and excise taxes on its undistributed income. See "Certain Federal Income Tax Consequences."

                            SECURITIES TO BE OFFERED

         This Prospectus relates to the possible offer and sale from time to time of 380,800 Merger Shares by the Selling Shareholder. The Merger Shares are Common Shares that were acquired by the Selling Shareholder on April 15, 1997, the effective date of the Paragon Acquisition, in exchange for shares of Paragon common stock pursuant to the terms and provisions of the Merger Agreement. The Company is registering the Merger Shares for sale by the Selling Shareholder pursuant to its obligations under the Registration Rights Agreement. The Company will not receive any proceeds from the sale of any Merger Shares.

                                  RISK FACTORS


         An investment in the Common Shares involves various risks.
Prospective investors should carefully consider the following information in conjunction with the other information contained or incorporated by reference in this Prospectus before making a decision to purchase any Merger Shares.
This Prospectus, including incorporated documents, contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. The Company's actual results could differ materially from those set forth in the forward-looking statements. Certain factors, among others, which may cause such a difference are set forth below.





REAL ESTATE INVESTMENT RISKS

GENERAL.


         Real property investments are subject to varying degrees of risk. The yields from equity investments in real estate depend upon the amount of income generated and expenses incurred. If the Company's multifamily property portfolio does not generate income sufficient to meet operating expenses, debt service and capital expenditures, the Company's ability to make distributions to its shareholders will be adversely affected. Income from multifamily properties may be adversely affected by the general economic climate, local conditions such as oversupply of apartments or a reduction in demand for apartments in the area, the attractiveness of the properties to residents, competition from other available apartments, inability to collect rent from residents, changes in market rental rates, the need to periodically repair, renovate and relet space, and the ability of the owner to pay for adequate maintenance and insurance and increased operating costs (including real estate taxes). Certain significant expenditures associated with each equity investment (such as mortgage payments, if any, real estate taxes and maintenance costs) are generally not reduced when circumstances cause a reduction in income from the investment. In addition, income from properties and real estate values also are affected by such factors as applicable laws, including tax laws, interest rate levels and the availability of financing.

ACQUISITION RISKS.

         As a result of the Paragon Acquisition, the Company increased its portfolio of apartment units owned from 19,389 to 35,364, an increase of over 82%. Several of the properties acquired by the Company through the Paragon Acquisition are in markets where the Company has not historically managed properties. Due primarily to the number and relative geographic diversity of the Properties after the Paragon Acquisition, the Company may not have adequate management or other personnel or adequate systems or other resources to manage its portfolio or the Properties to the same level of efficiency as before the Paragon Acquisition, which could adversely affect operations and result in less cash available for distributions to shareholders. Though the Company believes that through operating efficiencies, implementation of renovation programs and enhancement of marketing efforts, a significant cost savings in operating costs and general and administrative expenses can be achieved, there can be no assurance as to the timing or extent of such savings.


         The Company, in the normal course of its business, is continually evaluating a number of potential acquisitions and entering into non-binding letters of intent and may at any time, or from time to time, enter into contracts to acquire and may acquire additional properties. No assurance can be given, however, that the Company will have the opportunity to continue to make suitable property acquisitions on terms favorable to the Company.


DEPENDENCE ON GEOGRAPHICAL REGIONS.

         The Properties are located primarily in the Southwest, Southeast and Midwest regions of the United States. A decline in the economic conditions in those regions and in the market for apartments therein may have an adverse impact on the performance of the Company's property portfolio.

DEVELOPMENT RISKS.

         Risks associated with the Company's development and construction activities include: development opportunities may be abandoned; construction costs of a multifamily property may exceed original estimates, possibly making the multifamily property uneconomical; occupancy rates and rents at a newly completed multifamily property may not be sufficient to make the multifamily property profitable; financing may not be available on favorable terms for development of a multifamily property;

and construction and lease-up may not be completed on schedule, resulting in increased debt service and construction costs. Development activities are also subject to risks relating to the inability to obtain, or delays in obtaining, all necessary zoning, land-use, building, occupancy, and other required governmental permits and authorizations. There can be no assurance that the Company will undertake to develop any particular site or that it will be able to complete such development if it is undertaken.

FINANCING OF DEVELOPMENT AND ACQUISITIONS.

         The Company anticipates that future development and acquisitions will be financed, in whole or in part, under existing unsecured credit facilities, unsecured medium term notes or other forms of unsecured financing or through the issuance of additional equity by the Company. The use of equity financing, rather than debt, for future developments or acquisitions could have a dilutive effect on the interests of existing shareholders of the Company. If new developments are financed under existing unsecured lines of credit, there is a risk that, unless substitute financing is obtained, further availability under the lines of credit for new development may not be available or may be available only on disadvantageous terms.

ILLIQUIDITY OF REAL ESTATE.

         Real estate investments are relatively illiquid and, therefore, will tend to limit the ability of the Company to vary its portfolio promptly in response to changes in economic or other conditions. In addition, the Code places limits on a REIT's ability to sell properties held for fewer than four years, which may affect the Company's ability to sell properties without adversely affecting returns to shareholders.

NO LIMITATION ON AMOUNT OF DEBT THAT MAY BE INCURRED AND POSSIBLE INABILITY TO REPAY DEBT

NO LIMITATION ON DEBT AND INCREASED INDEBTEDNESS.

         The Company intends to adhere to a policy of maintaining a debt-to-total-market-capitalization ratio of less than 50% and has maintained on a quarterly basis a financial structure with no more than 40% debt-to-total-market- capitalization since July 1993. However, the organizational documents of the Company do not limit the amount or percentage of indebtedness that it may incur. Therefore, the Company's Board of Trust Managers (the "Board") may alter or eliminate this policy without shareholder approval. Accordingly, the Company could become more leveraged, resulting in an increased risk of default on its obligations and in an increase in its debt service requirements, both of which could adversely affect the financial condition of the Company. An increase in the Company's total debt-to-total-market- capitalization ratio may adversely affect the Company's ability to access debt as well as equity capital markets in the future due to the resulting decreased ability to service debt.

DEBT FINANCING AND EXISTING DEBT MATURITIES.

         The Company is subject to the risks normally associated with debt financing, including the risk that the Company's funds from operations might be insufficient to meet required payments of principal and interest, the risk that existing indebtedness on the Properties (which in all cases will not have been fully amortized at maturity) might not be able to be refinanced or that the terms of such refinancing might not be as favorable as the terms of the existing indebtedness.

         The Company incurred and expects in the future to incur floating rate indebtedness in connection with the construction of multifamily properties, as well as for other purposes. In addition, additional indebtedness that the Company incurs under the Company's $150 million unsecured revolving credit facility also bears interest at a floating rate. Accordingly, increases in interest rates would increase the Company's interest costs (to the extent that the related indebtedness was not protected by interest rate protection arrangements).

OWNERSHIP LIMITS

         In order to maintain its qualification as a REIT, not more than 50% in value of the outstanding shares of the Company may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of a taxable year, and such shares must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months, or during a proportionate part of a shorter taxable year. In order to protect the Company against the risk of losing its status as a REIT due to a concentration of ownership among its shareholders, the Company's Amended and Restated Declaration of Trust, as amended (the "Declaration of Trust"), authorizes the Board to take such action as may be required to preserve the Company's qualification as a REIT. Additionally, the Declaration of Trust provides that, subject to certain exceptions, no holder may own, or be deemed to own, more than 9.8% of the total outstanding Shares (as defined therein) of the Company. The Board is not permitted to waive this restriction. Shares acquired or transferred in breach of this limitation will automatically be deemed to be Excess Securities (as defined in the Declaration of Trust) held by the Company in trust and not entitled to vote or to participate in dividends or other distributions. Additionally, Shares acquired or transferred in breach of this limitation may be purchased by the Company for the lesser of the price paid and the market price (as determined in the manner set forth in the Declaration of Trust).

         These ownership limits, as well as the ability of the Company to issue other classes of equity securities, may delay, defer or prevent a change in control of the Company and may also deter tender offers for the Common Shares, which offers may be attractive to the shareholders, or limit the opportunity of shareholders to receive a premium for their Common Shares that might otherwise exist if an investor were attempting to effect a change in control of the Company.

COMPETITION

         All of the Properties are located in developed areas. There are numerous other multifamily properties and real estate companies within the market areas of the Properties that compete with the Company for residents and development and acquisition opportunities, some of whom may have greater resources than the Company. The number of competitive multifamily properties and real estate companies in such areas could have a material effect on the Company's ability to rent its apartments, its ability to raise or maintain the rents charged and its development and acquisition opportunities.


ADVERSE CONSEQUENCES OF FAILURE TO QUALIFY AS A REIT


         The Company believes that it has operated so as to qualify as a REIT under the Code since its formation. Although management of the Company believes that the Company is organized and is operating in such a manner, no assurance can be given that the Company will be able to continue to operate in a manner so as to qualify or remain so qualified. Qualification as a REIT involves the application of highly technical and complex Code provisions for which there are only limited judicial or administrative interpretations and the determination of various factual matters and circumstances not entirely within the Company's control. For example, in order to qualify as a REIT, at least 95% of the Company's gross income in any year must be derived from qualifying sources and the Company must make distributions to shareholders aggregating annually at least 95% of its REIT taxable income (excluding net capital gains). In addition, no assurance can be given that new legislation, regulations, administrative interpretations or court decisions will not change the tax laws with respect to qualification as a REIT or the federal income tax consequences of such qualification. The Company is not aware, however, of any currently pending tax legislation that would adversely affect its ability to continue to qualify as a REIT.

         For any taxable year that the Company fails to qualify as a REIT, the Company will be subject to federal income tax (including any applicable alternative minimum tax) on its taxable income at corporate rates. In addition, unless entitled to relief under certain statutory provisions, the Company also will be disqualified from treatment as a REIT for the four taxable years following the year during which qualification is lost. This treatment would reduce the net earnings of the Company available for investment or distribution to shareholders because of the additional tax liability to the Company for the year or years involved. In addition, distributions no longer would be required to be made. To the extent that distributions to shareholders would have been made in anticipation of the Company's qualifying as a REIT, the Company might be required to borrow funds or to liquidate certain of its investments to pay the applicable tax.


         Prior to the Paragon Acquisition, Paragon represented to the Company that, since its formation, it had operated so as to qualify as a REIT under the Code. Under certain circumstances, the Company's qualification as a REIT could depend upon Paragon's qualification as a REIT for periods prior to the Paragon Acquisition, and in any event, the liabilities that the Company assumed in the Paragon Acquisition include Paragon's liability for any unpaid taxes, including taxes resulting if Paragon failed to qualify as a REIT for any period prior to the Paragon Acquisition.


CONSEQUENCES OF FAILURE TO QUALIFY THE OPERATING PARTNERSHIP AS A PARTNERSHIP


         If the Internal Revenue Service (the "IRS") were to successfully challenge the tax status of the Operating Partnership as a partnership for federal income tax purposes, the Operating Partnership would be taxable as a corporation. In such event, since the value of the Company's ownership interest in the Operating Partnership could exceed 5% of the value of its assets, the

Company could cease to qualify as a REIT. The same consequence could follow from a determination that the Company owned more than 10% of the voting stock of the Operating Partnership when treated as a corporation. In addition, the imposition of a corporate tax on the Operating Partnership would likely reduce the cash available for distribution to shareholders. See "Certain Federal Income Tax Consequences."

EFFECT OF MARKET INTEREST RATES ON PRICE OF COMMON SHARES

         The market value of the Common Shares could be substantially affected by general market conditions, including changes in interest rates, government regulatory action and changes in tax laws. An increase in market interest rates may lead prospective purchasers of the Common Shares to demand a higher anticipated annual yield from future dividends. Such an increase in the required anticipated dividend yield may adversely affect the market price of outstanding Common Shares.


CHANGES IN POLICIES


         The major policies of the Company, including its policies with respect to acquisitions, financings, growth, operations, development, debt capitalization and distributions, are determined by the Board. The Board may from time to time amend or revise these and other policies without a vote of the shareholders of the Company. Accordingly, shareholders will have no control over changes in these and similar policies of the Company, and changes in the Company's policies may not fully serve the interest of all shareholders.

UNINSURED AND UNDERINSURED LOSSES COULD RESULT IN LOSS OF VALUE OF PROPERTY

         The Company carries comprehensive liability, fire, flood, extended coverage and rental loss insurance with respect to its properties and management believes such coverage is of the type and amount customarily obtained for or by an owner of real property assets. Similar coverage will be obtained for properties acquired in the future. The Company exercises its discretion in determining amounts, coverage limits and deductibility provisions of insurance, with a view to maintaining appropriate insurance on the Company's investments at a reasonable cost and on suitable terms. This may result in insurance coverage that in the event of a substantial loss would not be sufficient to pay the full current market value or current replacement cost of the Company's lost investment. Inflation, changes in building codes and ordinances, environmental considerations and other factors also might make it infeasible to use insurance proceeds to replace the property after such property has been damaged or destroyed.

POSSIBLE ENVIRONMENTAL LIABILITIES

         Under various federal, state and local laws, ordinances and regulations, a current or previous owner of real estate is liable to a governmental entity or third party for the costs of removal or remediation of certain hazardous or toxic substances or petroleum product releases on or in such property. Such laws often impose such liability without regard to whether the owner knew of, or was responsible for, the presence of such hazardous or toxic substances or petroleum product releases. The presence of such substances, or the failure to properly remediate such substances, may adversely affect the owner's ability to sell or rent such property or to borrow using such property as collateral. All of the Properties have been subjected to Phase I or similar environmental audits (which involve inspection without soil sampling or ground water analysis) by independent environmental consultants. None of the environmental audit reports have revealed any significant environmental liability, nor is the Company aware of any environmental liability with respect to the Properties that management believes would have a material adverse effect on the Company's business, assets or results of operations. No assurance can be given that existing environmental studies with respect to the Properties reveal all environmental liabilities or that any prior owner of any of the Properties did not create any material environmental condition not known to the Company.

COSTS OF COMPLIANCE WITH AMERICANS WITH DISABILITIES ACT, FAIR HOUSING AMENDMENTS ACT AND SIMILAR LAWS

         Under the Americans with Disabilities Act of 1990 (the "ADA"), whose requirements became effective in 1992, all places of public accommodation are required to meet certain federal requirements related to access and use by disabled persons. Although the ADA does not consider residential properties, such as multifamily properties, to be public accommodations or commercial facilities, except to the extent portions of such facilities are open to the public, and management of the Company believes that the Company's multifamily properties are substantially in compliance with the present requirements of the ADA, the Company may incur additional costs of complying with final ADA regulations.

         Failure to comply with the ADA could result in an imposition of fines or the award of damages to private litigants. If required changes involve greater expenditures than the Company currently anticipates, or if the changes must be made on a more accelerated basis than it anticipates, the Company's ability to make expected distributions could be adversely affected. The Company believes that its competitors face similar costs in complying with the requirements of the ADA.

         The Fair Housing Amendments Act of 1988 (the "FHAA") imposes certain requirements related to access by physically handicapped persons on multifamily properties first occupied after March 13, 1990. Noncompliance with the FHAA could result in the imposition of fines or the award of damages to private litigants. The Company believes that the Properties that are subject to the FHAA are in compliance with such law.

         A number of federal, state and local laws exist that may require modifications to the Properties, or restrict certain further renovations thereof, with respect to access thereto by disabled persons. Additional and future legislation may impose other burdens or restrictions on owners with respect to access by disabled persons. The ultimate costs of complying with the ADA, FHAA and other similar legislation are not currently ascertainable and, while such costs are not expected to have a material effect on the Company, such costs could be substantial. Limitations or restrictions on the completion of certain renovations may limit application of the Company's investment strategy in certain instances or reduce overall returns on the Company's investments.

                                  THE COMPANY

GENERAL

         The Company is a fully integrated, self-administered and self-managed REIT formed pursuant to the Texas REIT Act. The Company owns, operates and develops multifamily properties in six states primarily in the Southwest, Southeast and Midwest regions of the United States. The Company is one of the largest publicly-traded REIT owners of multifamily properties (based on the number of apartment units owned) in the United States. As of June 30, 1997, the Company owned, or had interests in, 103 Properties containing 35,460 units located in 12 metropolitan markets. The Properties include 95 Stabilized Properties, five Lease-Up Properties containing 1,524 units and three Development Properties in Houston and Dallas which will, when completed, add 1,110 units to the Company's portfolio. In addition to the Properties, the Company has several additional sites, including land in Denver, which it intends to develop into multifamily apartment communities. As a result of the Paragon Acquisition, the Company also owns indirect minority ownership interests in three commercial properties, which the Company does not manage. Additionally, the Company manages 4,673 apartment units in sixteen properties for third parties and affiliates.

         The Company has approximately 1,190 employees. The Company's principal executive office is located at 3200 Southwest Freeway, Suite 1500, Houston, Texas 77027 and its phone number is (713) 964-3555.

THE PARAGON ACQUISITION

         The Paragon Acquisition was effected on April 15, 1997, pursuant to the terms and provisions of the Merger Agreement. The Paragon Acquisition increased the size of the Company's portfolio from 53 to 103 multifamily properties (after combining the operations of seven of the acquired properties with adjacent properties) and from 19,389 to 35,364 apartment units. In connection with the Paragon Acquisition, each outstanding share of Paragon common stock was converted into the right to receive 0.64 Common Shares and a total of 9,466,346 Common Shares were issued by the Company (not including 2,352,161 Common Shares issuable in the future upon conversion of OP Units). In connection with the Paragon Acquisition, the Company assumed approximately $296 million of Paragon debt, at fair value. As a result of the Paragon Acquisition, the Company owns and operates its portfolio in part directly and in part through the Operating Partnership (an umbrella partnership). See "-- Property Ownership Structure" below.

         The Company believes that the Paragon Acquisition provided a unique opportunity for geographic expansion into attractive growth-oriented markets in the Southeast and Midwest, resulting in increased strength and predictability of the Company's cash flows. Geographic diversification reduces the vulnerability of the Company to economic cycles in any particular region.

PROPERTY OWNERSHIP STRUCTURE

         Before the Paragon Acquisition, the Company owned all of its assets directly or through wholly-owned subsidiaries. Paragon had conducted substantially all of its business, however, through an operating partnership structure. As a result of the Paragon Acquisition, the Company now owns 45.2% of its assets (based on apartment units) through the Operating Partnership, which the Company controls through the General Partner (owning 1% of the Operating Partnership) and by the ownership of 79.1% of the OP Units (through a wholly-owned subsidiary). The remaining 19.9% of the Operating Partnership interests are held by former officers, directors and investors in Paragon, who collectively owned 2,346,640 OP Units as of June 30, 1997. The OP Units are redeemable for cash or, at the election of the Company, Common Shares on the basis of one OP Unit for one Common Share. Holders of OP Units are not entitled to rights as shareholders of the Company prior to redemption of their
OP Units.   No member of the Company's management team owns OP Units, and only two of the seven Trust Managers of the Company own OP Units (such Trust Managers being former Paragon directors).

         The Company, through its general partner interest in the Operating Partnership, holds exclusive power over the business and affairs of the Operating Partnership without the consent of the holders of OP Units, subject to certain limitations. As the general partner, subject to the limitations discussed below, the Company may engage in transactions (including transactions with affiliates of the Company) to purchase, sell or finance the real estate assets of the Operating Partnership, and may borrow or lend funds, as long as such transactions are fair and reasonable to the Operating Partnership.

         As the holder of more than two-thirds of the OP Units, the Company has the power to dissolve and liquidate the Operating Partnership at any time, and in connection therewith, sell or otherwise dispose of any part or all of the Operating Partnership's assets. Either (i) the sale of all or substantially all of the assets of the Operating Partnership without liquidation of the partnership or (ii) a merger in which the holders of OP Units do not receive the same consideration as the Company's shareholders requires the majority consent of holders of OP Units, excluding OP Units held by the Company. Otherwise, the Company generally has complete discretion to manage the Operating Partnership and its assets without consent of the other holders of OP Units.

DEVELOPMENT ACTIVITY

         During 1997, the Company completed two of the Lease-Up Properties containing 668 units, which represent a total investment of $35.4 million. These properties are currently in the lease-up phase and are expected to be stabilized during the third quarter of 1997. The Company acquired the remaining three Lease-Up Properties in the Paragon Acquisition. These properties represent a total investment of $44.2 million in 856 units and are expected to be stabilized in the third quarter of 1997. The Development Properties in Houston and Dallas, when completed, will add 1,110 units and represent a total projected investment of $64.1 million. Completion and stabilization of the Development Properties are expected to be achieved by the third quarter of 1998. There can be no assurance that the Company's expectations with respect to completion and stabilization will be realized. See "Risk Factors."

DISTRIBUTIONS

         The Company has paid quarterly distributions to its shareholders continuously since 1993, its first year of operation as a public company. As a result of the Company's improved operating performance, in March 1997 the Company announced a 3.2% increase in its regular quarterly distribution, commencing with the Company's distribution with respect to the first quarter of 1997, from $0.475 per Common Share to $0.49 per Common Share (equivalent to $1.96 per Common Share on an annualized basis). This represents the Company's fourth consecutive annual dividend increase since 1993. The first quarter dividend was paid on April 17, 1997, and the second quarter dividend was paid on July 17, 1997. The Company's current policy is to review the distributions in February of each year, increasing the dividend at a rate which is less than the projected rate of growth in funds from operations per share for the coming year. The amount of such distributions will not be less than such amounts as may be necessary to continue the Company's qualification as a REIT under the Code.


                   DESCRIPTION OF SECURITIES TO BE REGISTERED


         The Company's Declaration of Trust provides that the Company may issue up to 110,000,000 shares of beneficial interest, par value $0.01 per share, consisting of 100,000,000 Common Shares and 10,000,000 preferred shares of beneficial interest, par value $0.01 per share ("Preferred Shares"). As of August 21, 1997, 31,637,763 Common Shares were issued and outstanding and no Preferred Shares were issued and outstanding. The outstanding Common Shares do not include: (i) 897,733 Common Shares reserved for issuance upon the exercise of outstanding options granted pursuant to the Company's 1993 Share Incentive Plan (the "Plan"), (ii) 2,346,640 Common Shares issuable upon conversion of OP Units, (iii) 297,083 Common Shares issuable upon conversion of the Company's outstanding convertible debentures, and (iv) 183,434 Common Shares awarded under the Plan to certain executive officers of the Company and held in trust by the Company.


         The following description of the Common Shares sets forth certain general terms and provisions of the Common Shares. The statements below describing the Common Shares are in all respects subject to and qualified in their entirety by reference to the applicable provisions of the Company's Declaration of Trust and Amended and Restated Bylaws.

GENERAL


         Subject to the provisions of the Declaration of Trust regarding Excess Securities (as defined therein), holders of Common Shares are entitled to such dividends, in cash, property or shares of beneficial interest, as may be declared from time to time by the Board. The Company is prohibited from declaring or paying any dividend when the Company is unable to pay its debts as they become due in the usual course of business or when the payment of such dividend would result in the Company becoming unable to pay its debts as they become due in the usual course of business. Payment and declaration of dividends on the Common Shares and purchases of shares thereof by the Company will be subject to certain restrictions if the Company fails to pay dividends on the Preferred Shares. In the event of any liquidation, dissolution or winding-up of the affairs of the Company, holders of Common Shares will be entitled to share equally and ratably in the assets of the Company remaining after provision for liabilities to creditors and payment of liquidation preferences to holders of Preferred Shares or senior debt securities and subject to the provisions of the Declaration of Trust regarding Excess Securities. Each outstanding Common Share entitles the holder to one vote on all matters submitted to a vote of shareholders, including the election or removal of Trust Managers, amendments to the Declaration of Trust, proposals to terminate, reorganize, merge or consolidate the Company or to sell or dispose of substantially all of the Company's property and with respect to certain business combinations. There is no cumulative voting in the election of Trust Managers. The Company will have perpetual existence unless and until dissolved and terminated. The Merger Shares have been validly issued and are fully paid and nonassessable, and are not subject to redemption except (as described in the Declaration of Trust) as necessary to preserve the Company's status as a REIT. A shareholder of the Company has no preemptive rights to subscribe for additional Common Shares or other securities of the Company except as may be granted by the Board.


RESTRICTIONS ON OWNERSHIP


         In order to maintain its qualification as a REIT under the Code, not more than 50% in value of its outstanding shares may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of a taxable year, and such shares must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months, or during a proportionate part of a shorter taxable year.

         Because the Board believes it is essential for the Company to continue to qualify as a REIT, the Declaration of Trust, subject to certain exceptions, provides that no holder may own, or be deemed to own by virtue of the attribution provisions of the Code, more than 9.8% (the "Ownership Limit") of the total outstanding Shares (as defined therein). The Trust Managers are not permitted to waive the Ownership Limit. Any transfer of Shares that would: (i) create a direct or indirect ownership of Shares in excess of the Ownership Limit; (ii) result in the Shares being owned by fewer than 100 persons; (iii) result in the Company being "closely held" within the meaning of Section 856(h) of the Code; or (iv) result in the disqualification of the Company as a REIT, shall be null and void, and the intended transferee will acquire no rights in the Shares, except as provided in the Declaration of Trust regarding Excess Securities.


         The Company's Declaration of Trust provides that Shares owned, or deemed to be owned, or transferred to a shareholder in excess of the Ownership Limit will automatically be deemed to be Excess Securities and as such, will be deemed to have been transferred to the Company as trustee of a trust for the exclusive benefit of the transferees to whom such Shares may ultimately be transferred without violating the Ownership Limit. For purposes of such Ownership Limit, convertible securities will be treated as if such securities had been converted in calculating the Ownership Limit. While the Excess Securities are held in trust, they will not be entitled to vote (except as required by law), and they will not be entitled to participate in dividends or other distributions. Any dividend or distribution paid to a proposed transferee of Excess Securities prior to the discovery by the Company that Shares have been transferred in violation of the provisions of the Company's Declaration of Trust shall be repaid to the Company upon demand. The original transferee-shareholder may, at any time the Excess Securities are held by the Company in trust, transfer the interest in the trust representing the Excess Securities to any individual whose ownership of the Shares that have been deemed to be Excess Securities would be permitted under the Ownership Limit, at a price not in excess of the price paid by the original transferee-shareholder for the Shares that were exchanged into Excess Securities. Immediately upon the transfer to the permitted transferee, the Excess Securities will automatically be deemed to be Shares of the class from which they were converted. If the foregoing transfer restrictions are determined to be void or invalid by virtue of any legal decision, statute, rule or regulation, then the intended transferee-shareholder of any Excess Securities may be deemed, at the option of the Company, to have acted as an agent on behalf of the Company in acquiring the Excess Securities and to hold the Excess Securities on behalf of the Company.


         In addition to the foregoing transfer restrictions, the Company will have the right, for a period of 90 days during the time any Excess Securities are held by the Company in trust, to purchase all or any portion of the Excess Securities from the original transferee-shareholder at the lesser of the price paid for the Shares by the original transferee-shareholder and the market price (as determined in the manner set forth in the Declaration of Trust) of the Shares on the date the Company exercises its option to purchase. The 90-day period begins on the later of the date of the violative transfer or the date the Board determines that a violative transfer has been made.


         All certificates representing the Common Shares will bear a legend referring to the restrictions described above.


         Each shareholder shall upon demand be required to disclose to the Company in writing any information with respect to the direct, indirect and constructive ownership of shares of beneficial interest as the Board deems necessary to comply with the

Code provisions applicable to REITs, to comply with the requirements of any taxing authority or governmental agency or to determine any such compliance.

         The Ownership Limit may have the effect of precluding acquisition of control of the Company unless the Board and the shareholders determine that maintenance of REIT status is no longer in the best interest of the Company.


SHAREHOLDER LIABILITY


         The Declaration of Trust provides that no shareholder shall be personally or individually liable in any manner whatsoever for any debt, act, omission or obligation incurred by the Company or the Board. A shareholder shall be under no obligation to the Company or to its creditors with respect to such Shares other than the obligation to pay to the Company the full amount of the consideration for which such Shares were issued or to be issued. By statute, the State of Texas provides limited liability for shareholders of a REIT organized under the Texas REIT Act.


TRANSFER AGENT AND REGISTRAR

         American Stock Transfer & Trust Company or its successor is the transfer agent and registrar for the Common Shares.

                              REGISTRATION RIGHTS


         The registration of the Merger Shares pursuant to the registration statement of which this Prospectus is a part is made pursuant to the Company's obligations with respect to the Selling Shareholder under the terms of the Registration Rights Agreement. The following summary does not purport to be complete and is qualified in its entirety by reference to the Registration Rights Agreement.

         Pursuant to the Registration Rights Agreement, the Company is obligated to cause to be filed, within forty-five days after the date thereof, a registration statement under Rule 415 under the Securities Act covering the offer and sale by the Selling Shareholder of the Merger Shares which the Selling Shareholder acquired in exchange for its shares of Paragon common stock pursuant to the terms and provisions of the Merger Agreement. The Company is further obligated to use its best efforts to cause such registration statement to be declared effective by the Commission ninety days after the date thereof and to keep such registration statement continuously effective until the earlier of (i) such time as the Form S-3 Registration Statement (or similar successor form of registration statement) is not available to the Company for registration of the Merger Shares, or (ii) the date on which the Selling Shareholder has consummated the sale of all of its Merger Shares to a person or persons, or an entity or entities, that is not an affiliate or are not affiliates, as the case may be, of the Company. If a Registration Statement on Form S-3 (or similar form) does not continue to be available to the Company for registration of the Merger Shares, then the Selling Shareholder will be entitled to certain demand and piggyback registration rights. As a result of the filing and effectiveness of the Registration Statement of which this Prospectus is a part, any Merger Shares sold by the Selling Shareholder pursuant to this Prospectus will no longer be entitled to the benefits of the Registration Rights Agreement.

         Pursuant to the Registration Rights Agreement, the Company is obligated to bear all expenses of effecting the registration of the Merger Shares (other than brokerage and sales commissions and transfer taxes of any kind and other than for any legal and other expenses incurred by the Selling Shareholder). The Company also has agreed to indemnify the Selling Shareholder under the Registration Rights Agreement against certain losses, liabilities, claims, damages and expenses arising under the securities laws in connection with the Registration Statement or this Prospectus, subject to certain limitations. In addition, the Selling Shareholder under the Registration Rights Agreement has agreed to indemnify the Company and its respective trust managers, officers and any person who controls the Company against all losses, liabilities, claims, damages and expenses arising under the securities laws insofar as such loss, claim, damage or expense relates to written information furnished to the Company by the Selling Shareholder for use in the Registration Statement or Prospectus or an amendment or supplement thereto or the failure by the Selling Shareholder to deliver or cause to be delivered this Prospectus or any amendment or supplement thereto to any purchaser of the Merger Shares covered by the Registration Statement from the Selling Shareholder through no fault of the Company.

                    CERTAIN FEDERAL INCOME TAX CONSEQUENCES

         The following is a general summary of the material federal income tax considerations and consequences to the Company based on current law and is for general information only. The following discussion is not exhaustive of all possible tax considerations and consequences and is not tax advice. Moreover, this summary does not deal with all tax aspects that might be relevant to a particular prospective holder of Common Shares in light of its individual investment or tax circumstances; nor does it deal with particular types of holders that are subject to special treatment under the Code, such as insurance companies, financial institutions and broker-dealers. The Code provisions governing the federal income tax treatment of REITs are highly technical and complex, and this summary is qualified in its entirety by the applicable Code provisions, rules and regulations promulgated thereunder, and administrative and judicial interpretations thereof.

         EACH PROSPECTIVE PURCHASER IS URGED TO CONSULT HIS, HER OR ITS OWN TAX ADVISOR WITH RESPECT TO SUCH PURCHASER'S SPECIFIC FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX CONSEQUENCES OF THE PURCHASE, HOLDING AND SALE OF COMMON SHARES AND OF POTENTIAL CHANGES IN APPLICABLE TAX LAWS.

         The Company elected to be taxed as a REIT for federal income tax purposes for its taxable year ended December 31, 1996 and expects to continue to elect such status. Although the Company believes that it was organized and has been operating in conformity with the requirements for qualification as a REIT under the Code, no assurance can be given that the Company will continue to qualify as a REIT. Qualification as a REIT involves application of highly technical and complex Code provisions for which there are only limited judicial or administrative interpretations. No assurance can be given that such requirements will be met in the future.


FEDERAL INCOME TAXATION OF THE COMPANY

         If and as long as the Company qualifies for taxation as a REIT, it generally will not be subject to federal corporate income taxes on that portion of its ordinary income or capital gain that is currently distributed to shareholders. The REIT provisions of the Code generally allow a REIT to deduct dividends paid to its shareholders. This deduction for dividends paid to shareholders substantially eliminates the federal "double taxation" on earnings (once at the corporate level and once again at the shareholder level) that usually results from investments in a corporation.

         Even if the Company qualifies for taxation as a REIT, the Company will be subject to federal income tax, however, as follows:

                 First, the Company will be taxed at regular corporate rates on its undistributed REIT taxable income, including undistributed net capital gains.

                 Second, under certain circumstances, the Company may be subject to the "alternative minimum tax" as a consequence of its items of tax preference to the extent that such tax exceeds its regular tax.

                 Third, if the Company has net income from the sale or other disposition of "foreclosure property" that is held primarily for sale to customers in the ordinary course of business or other non-qualifying income from foreclosure property, it will be subject to tax at the highest corporate rate on such income.

                 Fourth, if the Company has net income from prohibited transactions (which are, in general, certain sales or other dispositions of property held primarily for sale to customers in the ordinary course of business, but excluding foreclosure property), such income will be subject to a 100% tax.

                 Fifth, if the Company should fail to satisfy certain gross income tests, but has nonetheless maintained its qualification as a REIT because certain other requirements had been met, it will be subject to a 100% tax on the net income attributable to the greater of the amount by which the Company fails such tests, multiplied by a fraction intended to reflect the Company's profitability.

                 Sixth, if the Company fails to distribute during each year at least the sum of (i) 85% of its REIT ordinary income for such year,
         (ii) 95% of its REIT capital gain net income for such year and (iii) any undistributed taxable income from prior periods, the Company will be subject to a 4% excise tax on the excess of such required distributions over the distributed amount.

                 Seventh, if the Company should acquire any asset from a C corporation (i.e., a corporation subject to full corporate-level tax) in a carryover-basis transaction and the Company subsequently recognizes gain on the disposition of such asset during the ten-year period (the "Recognition Period") beginning on the date on which the asset was acquired by the Company, then the excess of (a) the fair market value of the asset as of the beginning of the applicable Recognition Period over (b) the Company's adjusted basis in such asset as of the beginning of such Recognition Period will be subject to tax at the highest regular corporate rate, pursuant to guidelines issued by the IRS.

FAILURE TO QUALIFY

         If the Company fails to qualify for taxation as a REIT in any taxable year and certain relief provisions do not apply, the Company will be subject to tax (including any applicable alternative minimum tax) on its taxable income at regular corporate rates. Distributions to shareholders in any year in which the Company fails to qualify as a REIT will not be deductible by the Company nor will they be required to be made. In such event, to the extent of current and accumulated earnings and profits, all distributions to shareholders will be dividends, taxable as ordinary income, and subject to certain limitations of the Code, corporate distributees may be eligible for the dividends-received deduction. Unless the Company is entitled to relief under specific statutory provisions, the Company also will be disqualified from taxation as a REIT for the four taxable years following the year during which qualification was lost. It is not possible to state whether in all circumstances the Company would be entitled to such statutory relief. For example, if the Company fails to satisfy the gross income tests because nonqualifying income that the Company intentionally incurs exceeds the limit on such income, the IRS could conclude that the Company's failure to satisfy the tests was not due to reasonable cause.


                              SELLING SHAREHOLDER

         The following table provides the name of and the number of Common Shares and OP Units beneficially owned by the Selling Shareholder as of August 21, 1997. The Merger Shares set forth below as being beneficially owned as of such date represent the Common Shares that the Selling Shareholder acquired upon exchange of its shares of Paragon common stock pursuant to the Merger Agreement.

         The Merger Shares offered by this Prospectus will be offered from time to time by the Selling Shareholder, or by pledgees, donees, transferees or other successors in interest thereto.




                      COMMON SHARES AND OP                                                            APPROXIMATE
                    UNITS BENEFICIALLY OWNED                              COMMON SHARES TO BE    PERCENT OF ALL SHARES
                             AS OF                 COMMON SHARES        BENEFICIALLY OWNED AFTER         AFTER
   NAME                  AUGUST 21, 1997           OFFERED HEREBY              OFFERING(1)              OFFERING
   ----                -----------------           --------------          ------------------      ----------------
   FWP, L.P.                952,078                  380,800                    571,278                  1.81%
-------------------



(1) Assumes that all the Merger Shares registered hereby will be sold by the Selling Shareholder. There is no assurance that any of the Merger Shares will be offered or sold by the Selling Shareholder. The 571,278 Common Shares that the Selling Shareholder may acquire upon presentation of the OP Units to the Operating Partnership for redemption have been registered with the Commission separately.


                                USE OF PROCEEDS


         The Common Shares offered hereby are being registered for the account of the Selling Shareholder and, accordingly, the Company will not receive any of the proceeds from the sale of the Merger Shares by the Selling Shareholder.

                              PLAN OF DISTRIBUTION


         This Prospectus relates to the offer and sale from time to time of up to an aggregate of 380,800 Merger Shares by the Selling Shareholder, or by pledgees, donees, transferees or other successors in interest thereto. The Company is registering the Merger Shares pursuant to the Company's obligations under the Registration Rights Agreement, but the registration of the Merger Shares does not necessarily mean that any of the Merger Shares will be offered or sold by the Selling Shareholder thereunder. The Company will not receive any proceeds from the sale of the Merger Shares by the Selling Shareholder.

         The distribution of the Merger Shares may be effected from time to time in one or more underwritten transactions at a fixed price or prices, which may be changed, or at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. Any such underwritten offering may be on a "best efforts" or a "firm commitment" basis. In connection with any such underwritten offering, underwriters or agents may receive compensation in the form of discounts, concessions or commissions from the Selling Shareholder. Underwriters may sell the Merger Shares to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they act as agents.

         The Selling Shareholder and any underwriters, dealers or agents that participate in the distribution of the Merger Shares may be deemed to be "underwriters" within the meaning of the Securities Act, and any profit on the sale of the Merger Shares by them and any discounts, commissions or concessions received by any such underwriters, dealers or agents might be deemed to be underwriting discounts and commissions under the Securities Act.

         At a time a particular offer of Merger Shares is made by the Selling Shareholder, a Prospectus Supplement, if required, will be distributed that will set forth the names of any underwriters, dealers or agents and any discounts, commissions and other terms constituting compensation from the Selling Shareholder and any other required information.

         The sale of Merger Shares by the Selling Shareholder may also be effected from time to time by selling Merger Shares directly to purchasers or to or through broker-dealers. In connection with any such sale, any such broker-dealer may act as agent for the Selling Shareholder or may purchase from the Selling Shareholder all or a portion of the Merger Shares as principal, and may be made pursuant to any of the methods described below. Such sales may be made on the NYSE or other exchanges on which the Common Shares are then traded, in the over-the-counter market, in negotiated transactions or otherwise at prices and at terms then prevailing or at prices related to the then-current market prices or at prices otherwise negotiated.

         The Merger Shares may also be sold in one or more of the following transactions: (a) block transactions in which a broker-dealer may sell all or a portion of such shares as agent but may position and resell all or a portion of the block as principal to facilitate the transaction; (b) purchases by any such broker-dealer as principal and resale by such broker-dealer for its own account pursuant to a Prospectus Supplement; (c) a special offering, an exchange distribution or a secondary distribution in accordance with applicable NYSE or other stock exchange rules; (d) ordinary brokerage transactions and transactions in which any such broker-dealer solicits purchasers; (e) sales "at the market" to or through a market maker or into an existing trading market, on an exchange or otherwise, for such shares; and (f) sales in other ways not involving market makers or established trading markets, including direct sales to purchasers. In effecting sales, broker-dealers engaged by the Selling Shareholder may arrange for other broker-dealers to participate.
Broker-dealers will receive commissions or other compensation from the Selling Shareholder in amounts to be negotiated immediately prior to the sale that will not exceed those customary in the types of transactions involved. Broker-dealers may also receive compensation from purchasers of the Merger Shares which is not expected to exceed that customary in the types of transactions involved.

         In order to comply with the securities laws of certain states, if applicable, the Merger Shares may be sold only through registered or licensed brokers or dealers. In addition, in certain states, Merger Shares may not be sold unless they have been registered or qualified for sale in such state or an exemption from such registration or qualification requirement is available and is complied with.

         All expenses incident to the offering and sale of the Merger Shares, other than commissions, discounts and fees of underwriters, broker-dealers or agents, shall be paid by the Company. The Company has agreed to indemnify the Selling Shareholder against certain losses, claims, damages and liabilities, including liabilities under the Securities Act. See "Registration Rights."

                                 LEGAL MATTERS


         Certain legal matters with respect to the Common Shares offered hereby will be passed upon for the Company by Liddell, Sapp, Zivley, Hill & LaBoon, L.L.P., Dallas, Texas.


                                    EXPERTS

         The consolidated financial statements and the related financial statement schedule of the Company as of December 31, 1996 and 1995 and for each of the three years in the period ended December 31, 1996 included in the Company's Annual Report on Form 10-K for the year ended December 31, 1996 and incorporated by reference in this Prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.


         The consolidated and combined financial statements and the related financial statement schedule of Paragon for the years ended December 31, 1996, 1995, and 1994 as restated, included in the Paragon 8-K and incorporated by reference in this Prospectus, have been audited by Ernst & Young LLP, independent auditors, as stated in their reports which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given up their authority as experts in accounting and auditing.

================================================================================

      No dealer, salesperson or other person has been authorized to give any information or to make any representations other than those contained or incorporated by reference in this Prospectus, and, if given or made, such information or representation must not be relied upon as having been authorized by the Company or the Selling Shareholder. This Prospectus does not constitute an offer to sell or the solicitation of an offer to buy the shares by anyone in any jurisdiction in which such offer or solicitation is not authorized, or in which the person making the offer or solicitation is not qualified to do so, or to any person to whom it is unlawful to make such offer or solicitation. Neither the delivery of this Prospectus nor any sale made hereunder shall create an implication that the information contained or incorporated by reference herein is correct as of any time subsequent to its date.

                              --------------------

                               TABLE OF CONTENTS

                                                                              Page
                                                                              ----
Available Information .....................................................    2
Incorporation of Certain Documents
 by Reference .............................................................    2
Prospectus Summary ........................................................    3
Risk Factors ..............................................................    5
The Company ...............................................................   10
Description of Securities to be Registered ................................   11
Registration Rights .......................................................   13
Certain Federal Income Tax Consequences ...................................   14
Selling Shareholder .......................................................   15
Use of Proceeds ...........................................................   15
Plan of Distribution ......................................................   16
Legal Matters .............................................................   17
Experts ...................................................................   17

================================================================================



                                 380,800 SHARES



                                CAMDEN PROPERTY
                                     TRUST


                                Common Shares of
                              Beneficial Interest
                          (Par Value $0.01 Per Share)







               -------------------------------------------------
                                   PROSPECTUS
               -------------------------------------------------
















                               ____________, 1997
================================================================================

                                    PART II
                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.


         The following table sets forth the estimated expenses in connection with the offering contemplated by this Registration Statement, all of which will be paid by Camden Property Trust (the "Company"):



SEC Registration Fee  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . $ 3,382
Accounting Fees and Expenses  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5,000
Legal Fees and Expenses . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10,000
Miscellaneous . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1,618
                                                                                                                 ------
Total . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . $20,000


ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.


         Subsection (B) of Section 9.20 of the Texas Real Estate Investment Trust Act, as amended (the "Texas REIT Act"), empowers a real estate investment trust to indemnify any person who was, is, or is threatened to be made a named defendant or respondent in any threatened, pending, or completed action, suit or proceeding, whether civil, criminal, administrative, arbitrative, or investigative, any appeal in such an action, suit or proceeding, or any inquiry or investigation that can lead to such an action, suit or proceeding because the person is or was a trust manager, officer, employee or agent of the real estate investment trust or is or was serving at the request of the real estate investment trust as a trust manager, director, officer, partner, venturer, proprietor, trustee, employee, agent, or similar functionary of another real estate investment trust, corporation, partnership, joint venture, sole proprietorship, trust, employee benefit plan, or other enterprise against expenses (including court costs and attorney fees), judgments, penalties, fines and settlements if he conducted himself in good faith and reasonably believed his conduct was in or not opposed to the best interests of the real estate investment trust and, in the case of any criminal proceeding, had no reasonable cause to believe that his conduct was unlawful.

         The Texas REIT Act further provides that, except to the extent otherwise permitted by the Texas REIT Act, a person may not be indemnified in respect of a proceeding in which the person is found liable on the basis that personal benefit was improperly received by him or in which the person is found liable to the real estate investment trust. Indemnification pursuant to Subsection (B) of Section 9.20 of the Texas REIT Act is limited to reasonable expenses actually incurred and may not be made in respect of any proceeding in which the person has been found liable for willful or intentional misconduct in the performance of his duty to the real estate investment trust.

         Subsection (C) of Section 15.10 of the Texas REIT Act provides that a trust manager shall not be liable for any claims or damages that may result from his acts in the discharge of any duty imposed or power conferred upon him by the real estate investment trust if, in the exercise of ordinary care, he acted in good faith and in reliance upon information, opinions, reports or statements, including financial statements and other financial data, concerning the real estate investment trust, that were prepared or presented by officers or employees of the real estate investment trust, legal counsel, public accountants, investment bankers, or certain other professionals, or a committee of trust managers of which the trust manager is not a member. In addition, no trust manager shall be liable to the real estate investment trust for any act, omission, loss, damage or expense arising from the performance of his duty to a real estate investment trust, save only for his own willful misfeasance, willful malfeasance or gross negligence.

         Article Sixteen of the Company's Amended and Restated Declaration of Trust, as amended, provides that the Company shall indemnify officers and trust managers, as set forth below:

         (a) The Company shall indemnify, to the extent permitted by Texas law in accordance with the Company's Amended and Restated Bylaws (the "Bylaws"), every person who is or was a trust manager or officer of the Company or its corporate predecessor and any person who is or was serving at the request of the Company or its corporate predecessor as a director, officer, partner, venturer, proprietor, trustee, employee, agent or similar functionary of another foreign or domestic corporation, partnership, joint venture, sole proprietorship, trust, employee benefit plan or other enterprise with respect to all costs and expenses incurred by such person as a result of such person being made or threatened to be made a defendant or respondent in a proceeding by reason of his holding or having held a position named above in this paragraph.

         (b) If the indemnification provided in paragraph (a) is either (i) insufficient to cover all costs and expenses incurred by any person named in such paragraph as a result of such person
                 being made or threatened to    be made a defendant or
                 respondent in a proceeding by reason of his holding or having held a position named in such paragraph or (ii) not permitted by Texas law, the Company shall indemnify, to the fullest extent that indemnification is permitted by Texas law, every person who is or was a trust manager or officer of the Company or its corporate predecessor and any person who is or was serving at the request of the Company or its corporate predecessor as a director, officer, partner, venturer, proprietor, trustee, employee, agent or similar functionary of another foreign or domestic corporation, partnership, joint venture, sole proprietorship, trust, employee benefit plan or other enterprise with respect to all costs and expenses incurred by such person as a result of such person being made or threatened to be made a defendant or respondent in a proceeding by reason of his holding or having held a position named above in this paragraph.

         The Company's Bylaws provide that the Company may indemnify any trust manager or officer of the Company who was, is or is threatened to be made a party to any suit or proceeding, whether civil, criminal, administrative, arbitrative or investigative, because the person is or was a trust manager, officer, employee or agent of the Company, or is or was serving at the request of the Company in the same or another capacity in another corporation or business association, against judgments, penalties, fines, settlements and reasonable expenses actually incurred if it is determined that the person: (i) conducted himself in good faith, (ii) reasonably believed that, in the case of conduct in his official capacity, his conduct was in the best interests of the Company, and that, in all other cases, his conduct was at least not opposed to the best interests of the Company, and (iii) in the case of any criminal proceeding, had no reasonable cause to believe his conduct was unlawful; provided that, if the person is found liable to the Company, or is found liable on the basis that personal benefit was improperly received by the person, the indemnification (A) is limited to reasonable expenses actually incurred by the person in connection with the proceeding and (B) will not be made in respect of any proceeding in which the person shall have been found liable for willful or intentional misconduct in the performance of his duty to the Company.

ITEM 16. EXHIBITS.


    4.1          Amended and Restated Declaration of Trust of the Company, as amended (filed as Exhibit 3.1 to the
                 Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1997 (File No. 1-12110), and incorporated herein by reference)
    4.2          Amended and Restated Bylaws of the Company (filed as Exhibit 3.1 to the Company's Current Report on
                 Form 8-K dated October 31, 1996, filed with the Securities and Exchange Commission (the "Commission")
                 on November 18, 1996 (File No. 1-12110), and incorporated herein by reference)
    4.3          Specimen certificate for Common Shares of the Company (filed as Exhibit 4.1 to the Company's
                 Registration Statement on Form S-11 filed with the Commission on September 15, 1993 (File No.
                 33-68736), and incorporated herein by reference)
    4.4          Registration Rights Agreement dated April 15, 1997 among the Company, Camden Operating, L.P.
                 and certain investors set forth therein (filed as Exhibit 99.1 to the Company's Registration
                 Statement on Form S-3 filed with the Commission on April 22, 1997 (File No. 333-25637), and
                 incorporated herein by reference)
 *  5.1          Opinion of Liddell, Sapp, Zivley, Hill & LaBoon, L.L.P. as to the legality of the securities being registered
 *  8.1          Opinion of Liddell, Sapp, Zivley, Hill & LaBoon, L.L.P. as to certain tax matters
 * 23.1          Consent of Deloitte & Touche LLP
 * 23.2          Consent of Ernst & Young LLP
   23.3          Consent of Liddell, Sapp, Zivley, Hill & LaBoon, L.L.P. (included in Exhibit 5.1 hereto)
   23.4          Consent of Liddell, Sapp, Zivley, Hill & LaBoon, L.L.P. (included in Exhibit 8.1 hereto)
   24.1          Power of Attorney (previously filed)



___________________________
* Filed herewith

ITEM 17. UNDERTAKINGS.

  (a)    The undersigned registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:


                          (i)       To include any prospectus required by
                                    Section 10(a)(3) of the Securities Act of
                                    1933, as amended (the "Securities Act");

                          (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

                          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

         provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), that are incorporated by reference in the Registration Statement.


                 (2) That, for the purpose of determining any liability under the Securities Act, each such post- effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                 (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to
                 Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.


         (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to trust managers, directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 15 of this Registration Statement or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than in payment by the registrant of expenses incurred or paid by a trust manager, director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted against the registrant by such trust manager, director, officer or controlling person in connection with the securities being registered hereby, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES



         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 1 to the Registration Statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on the 22nd of August, 1997.




                             CAMDEN PROPERTY TRUST




                             By:  /s/ G. Steven Dawson
                                  ----------------------------------------------
                                  G. Steven Dawson
                                  Senior Vice President-Finance, Chief Financial Officer, Treasurer and Assistant Secretary





         Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the Registration Statement on Form S-3 has been signed by the following persons in the capacities and on the dates indicated.




            Signature                                 Title                                  Date
            ---------                                 -----                                  ----
 /s/ Richard J. Campo                     Chairman of the Board of Trust Managers       August 22, 1997
 ------------------------------           and Chief Executive Officer
 Richard J. Campo                         (Principal Executive Officer)



 /s/ D. Keith Oden                        President, Chief Operating Officer and        August 22, 1997
 ------------------------------
 D. Keith Oden                            Trust Manager

 /s/ G. Steven Dawson                     Senior Vice President-Finance, Chief          August 22, 1997
 ------------------------------           Financial Officer, Treasurer and Assistant
 G. Steven Dawson                         Secretary
                                          (Principal Financial and Accounting
                                          Officer)


 /s/ William R. Cooper                    Trust Manager                                 August 22, 1997
 ------------------------------
 William R. Cooper

 /s/ George R. Hrdlicka                   Trust Manager                                 August 22, 1997
 ------------------------------
 George R. Hrdlicka

 /s/ Lewis A. Levey                       Trust Manager                                 August 22, 1997
 ------------------------------
 Lewis A. Levey

 /s/ F. Gardner Parker                    Trust Manager                                 August 22, 1997
 ------------------------------
 F. Gardner Parker

 /s/ Steven A. Webster                    Trust Manager                                 August 22, 1997
 ------------------------------
 Steven A. Webster

                                 EXHIBIT INDEX


Exhibit
Number
------
   4.1           Amended and Restated Declaration of Trust of the Company, as amended (filed as Exhibit 3.1 to the
                 Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1997 (File No. 1-12110), and incorporated herein by reference)
   4.2           Amended and Restated Bylaws of the Company (filed as Exhibit 3.1 to the Company's Current Report on
                 Form 8-K dated October 31, 1996, filed with the Commission on November 18, 1996 (File No. 1-12110), and
                 incorporated herein by reference)
   4.3           Specimen certificate for Common Shares of the Company (filed as Exhibit 4.1 to the Company's
                 Registration Statement on Form S-11 filed with the Commission on September 15, 1993 (File No. 33-
                 68736), and incorporated herein by reference)
   4.4           Registration Rights Agreement dated April 15, 1997 among the Company, Camden Operating, L.P. and certain investors set forth therein (filed as Exhibit 99.1 to the Company's Registration Statement on
                 Form S-3 filed with the Commission on April 22, 1997 (File No. 333-25637), and incorporated herein by reference)
*  5.1           Opinion of Liddell, Sapp, Zivley, Hill & LaBoon, L.L.P. as to the legality of the securities being registered
*  8.1           Opinion of Liddell, Sapp, Zivley, Hill & LaBoon, L.L.P. as to certain tax matters
* 23.1           Consent of Deloitte & Touche LLP
* 23.2           Consent of Ernst & Young LLP
  23.3           Consent of Liddell, Sapp, Zivley, Hill & LaBoon, L.L.P. (included in Exhibit 5.1 hereto)
  23.4           Consent of Liddell, Sapp, Zivley, Hill & LaBoon, L.L.P. (included in Exhibit 8.1 hereto)
  24.1           Power of Attorney (previously filed)



___________________________
* Filed herewith